Exhibit 5.1

LETTERHEAD
OF
HURLEY, LYNCH & RE, PC
747 S.W. Mill View Way
Bend, OR 97702

September 22, 2003

AVI BioPharma, Inc.
1 S.W. Columbia, Suite 1105
Portland, OR 97258
Attn: Board of Directors

Dear Gentlemen:

We have acted as counsel to AVI BioPharma, Inc., an Oregon corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to:

  •
  shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock");

  •
  shares of preferred stock, par value $0.0001 per share, of the Company (the "Preferred Stock"); and

  •
  warrants to purchase Common Stock and Preferred Stock (the "Warrants"), which may be issued pursuant to a warrant agreement to be dated on or about the date of the first issuance of the Warrants thereunder (the "Warrant Agreement"), between the Company and a bank or trust company as warrant agent (the "Warrant Agent").

The Common Stock, the Preferred Stock and the Warrants are collectively referred to herein as the "Securities." The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act. The aggregate public offering price of the Securities being registered is $75,000,000.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. With respect to our opinion as to the Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the consideration for the issuance and sale of such shares of Common Stock (or Preferred Stock convertible into Common Stock) is not less than the par value of the Common Stock. With respect to our opinion as to the Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock is authorized, designated and available for issuance and that the consideration for the issuance and sale of such shares of Preferred Stock is not less than the par value of the Preferred Stock.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Oregon Business Corporation Act. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.
With respect to the Common Stock offered under the Registration Statement, provided that (i) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company; (ii) the issuance and sale of the Common Stock does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any requirement imposed by any court or governmental body having jurisdiction over the Company; and (iii) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the shares of Common Stock, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement or upon conversion of any convertible Preferred Stock, or upon exercise of any Warrants under the Warrant Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

2.
With respect to the Preferred Stock offered under the Registration Statement, provided that (i) the issuance of the Preferred Stock has been duly authorized by all necessary corporate action on the part of the Company; (ii) the issuance and sale of the Preferred Stock does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any requirement imposed by any court or governmental body having jurisdiction over the Company, including a filing with the Oregon Secretary of State, Corporation Division, of a statement of the rights, privileges and preferences of such preferred stock; and (iii) the certificates for the Preferred Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the shares of Preferred Stock, when issued and sold in accordance with a duly authorized, executed and delivered purchase, underwriting or similar agreement or upon exercise of any Warrants under the Warrant Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

3.
With respect to the Warrants issued under the Warrant Agreement and offered under the Registration Statement, provided that (i) the Warrant Agreement has been duly authorized by the Company and the Warrant Agent by all necessary corporate action; (ii) the Warrant Agreement, has been duly executed and delivered by the Company and the Warrant Agent; (iii) the issuance and terms of the Warrants have been duly authorized by the Company by all necessary corporate action; (iv) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement so as not to violate any applicable law, the certificate of incorporation or bylaws of the Company, or result in a default under or breach of any agreement or instrument binding the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (v) the Warrants have been duly executed and delivered by the Company and authenticated by the Warrant Agent pursuant to the Warrant Agreement and delivered against payment therefor, then the Warrants, when issued and sold in accordance with the Warrant Agreement and a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

HURLEY, LYNCH & RE, P.C.